MASTER PROCUREMENT AGREEMENT

                                     BETWEEN

                       ELECTRONIC DATA SYSTEMS CORPORATION

                                       AND

                                  ANACOMP, INC.



                                TABLE OF CONTENTS

                                       FOR

                          MASTER PROCUREMENT AGREEMENT


                   ARTICLE I. AGREEMENT, TERM AND DEFINITIONS
1.1 Agreement and Term...................................................................................1
1.2 Certain Definition...................................................................................2

                           ARTICLE II PURCHASE ORDERS

2.1 Preparation of Purchase Orders.......................................................................3
2.2 Issuance and Acceptance of Purchase orders...........................................................3
2.3 Purchase Order Alterations...........................................................................4
2.4 Evaluation Purchase Orders...........................................................................4
2.5 Cancellation of Purchase orders......................................................................4

                 ARTICLE III PROVISION OF PRODUCTS AND SERVICES

3.1 General..............................................................................................4
3.2 Transportation of Products...........................................................................4
3.3 Title and Risk of Loss...............................................................................5
3.4 Site Preparation.....................................................................................5
3.5 Installation of Products.............................................................................5
3.6 Right to Cancel for Delays...........................................................................5
3.7 Assignment of right to Purchase......................................................................6
3.8 Time and Materials Services..........................................................................6
3.9 Services in General..................................................................................7
3.10 Further Acts........................................................................................8
3.11 Time of Performance.................................................................................8
3.12 EDS Business Practices..............................................................................8
3.13 Hardware Support and Maintenance Services...........................................................8
3.14 Education Services..................................................................................8
3.15 National Account Management.........................................................................8

                        ARTICLE IV PROVISION OF HARDWARE

4.1 Acceptance of Hardware...............................................................................8
4.2 Performance and Reliability Testing..................................................................9
4.3 Support, Maintenance, and Spare Parts Availability...................................................9
4.4 Duplication of documentation.........................................................................9


                    ARTICLE V PROVISION OF LICENSED SOFTWARE

5.1 Acceptance of Licensed Software......................................................................9
5.2 Grant of License.....................................................................................10
5.3 Transfer of Licensed Software........................................................................11
5.4 Ownership of Licensed Software and Modifications.....................................................11
5.5 Proprietary Markings.................................................................................11
5.6 Duplication of Documentation.........................................................................11
5.7 Non-Disclosure.......................................................................................11
5.8 Licensed Software Support Services...................................................................12
5.9 Provision of Source Code.............................................................................13
5.10 Acquisition of Third Party Software.................................................................14
5.11 Software from an Authorized Third Party.............................................................14


               ARTICLE VI WARRANTIES, INDEMNITIES, AND LIABILITIES

6.1 Warranty.............................................................................................15
6.2 Proprietary Rights Indemnification...................................................................16
6.3 Cross Indemnification................................................................................16
6.4 Anacomp Indemnity....................................................................................16
6.5 Limitation of Liability..............................................................................17
6.6 Insurance............................................................................................17
6.7 Survival of Article VI...............................................................................17

                        ARTICLE VII PAYMENTS TO SUPPLIER

7.1 Charges, Prices, and Fees for Products and Services..................................................17
7.2 Auto Payment.........................................................................................18
7.3 Payment Through Invoicing............................................................................19
7.4 Taxes................................................................................................19

                             ATICLE VIII TERMINATION

8.1 Termination for Cause................................................................................20
8.2 Termination for Insolvency or Bankruptcy.............................................................20
8.3 Termination for Non-Payment..........................................................................20
8.4 Termination of Software License......................................................................21
8.5 Rights Upon Termination..............................................................................21

                             ARTICLE IX MISCELANEOUS

9.1 Binding Nature, Assignment, and Subcontracting.......................................................21
9.2 Counterparts.........................................................................................21
9.3 Headings.............................................................................................21
9.4 Authorized Agency....................................................................................21
9.5 Relationship of Parties..............................................................................22
9.6 Confidentiality......................................................................................22
9.7 Media Releases.......................................................................................23
9.8 Dispute Resolution...................................................................................23
9.9 Electronic Communications............................................................................23
9.10 Proposals and Special Projects......................................................................23
9.11 Governmental Customers..............................................................................23
9.12 International Business..............................................................................23
9.13 Compliance with Laws................................................................................24
9.14 Labor...............................................................................................24
9.15 Export..............................................................................................24
9.16 Notices.............................................................................................24
9.17 Force Majeure.......................................................................................24
9.18 Severability........................................................................................25
9.19 Waiver..............................................................................................25
9.20 Remedies............................................................................................25
9.21 Survival of Terms...................................................................................25
9,22 Nonexclusive Market and Purchase Rights.............................................................25
9,23 GOVERNING LAW.......................................................................................26
9.24 Entire Agreement....................................................................................26


                          MASTER PROCUREMENT AGREEMENT


     THIS MASTER PROCUREMENT AGREEMENT (the "Agreement"), effective as of August 1, 1996 (the "Effective Date"), is between ANACOMP, INC., an Indiana corporation ("Anacomp"), and ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation ("EDS").


                                  WITNESSETH:


     WHEREAS, it is EDS' intent to utilize Anacomp as its first source and primary provider of micrographics and related products and services from time to time; and


     WHEREAS, Anacomp is willing to provide products and services to EDS accordance with the terms and conditions set forth in this Agreement; and


     WHEREAS, Anacomp acknowledges that some portion of EDS' needs for such products and services will be dependent upon issues to include, but not limited to customer requirements; and


     WHEREAS, the parties hereto have entered into a Master Purchase Agreement dated August 1, 1989, and various other agreements (the "Prior Agreements"), under which EDS obtained certain products and services from Anacomp; and


     WHEREAS, as of the Effective Date, this Agreement supersedes in all respects such Prior Agreements, such Prior Agreements are terminated (except any provisions that need to survive and any claims which arose under the Prior Agreements shall survive such termination) and any and all products and services obtained under such Prior Agreements shall be deemed to have been obtained by EDS under the terms and conditions of this Agreement;


     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration received and to be received, Anacomp and EDS agree as follows:


                  ARTICLE I. AGREEMENT, TERM, AND DEFINITIONS


1.1 Agreement and Term. The parties agree that the terms and conditions of this Agreement apply to the provision of products and services to EDS by Anacomp. It is EDS' intent to utilize Anacomp as its first source and primary provider of micrographics and related products and services during the term of this Agreement. The term of this Agreement commences on the Effective Date and the Agreement shall continue to be in effect until the earlier of (i) August 1, 2001; or (ii) termination by either party as set forth in this Agreement.


1.2  Certain Definitions. The following definitions apply to this Agreement:


     (a) "Affiliate" means an entity which controls, is controlled by or shares common control with EDS.


     (b) "Applicable Specifications" means the functional, performance, operational, compatibility, and other specifications or characteristics of a Product described in applicable Documentation and such other specifications or characteristics of a Product agreed upon in writing by the parties.


     (c) "Documentation" means user guides, operating manuals, education materials, product descriptions and specifications, technical manuals, supporting materials, and other information relating to the Products or used in conjunction with the Services, whether distributed in print, magnetic, electronic, or video format, in effect as of the date
          (i) a Product is shipped to or is accepted by EDS, as  applicable,  or
          (ii) the Service is provided to EDS. Documentation does not include maintenance manuals and related documentation.


     (d) "Employee" means those employees, agents, subcontractors, consultants, and representatives of Anacomp provided or to be provided by Anacomp to perform Services pursuant to this Agreement.


     (e) "Hardware" means equipment and spare parts intended for the input, output, storage, manipulation, communication, reproduction, transmission, and retrieval of information, images and data, whether in print, magnetic, electronic, voice, or video format, provided or to be provided by Anacomp pursuant to this Agreement.


     (f) "Implementation Plan" means that mutually agreed upon, evolving document defining the engagement parameters between the parties at specific EDS locations. The Implementation Plan will provide a guideline for EDS micrographics requirements and will include new
          Products, Services and consolidations. Upon its approval by the parties, the Implementation Plan will be attached hereto as Appendix 1.


     (g) "Licensed Software" means computer programs in object code (including micro code) and/or source code (if provided under Section 5.9), as applicable, provided or to be provided by Anacomp pursuant to this Agreement. The definition of Licensed Software also includes any enhancements, translations, modifications, updates, releases, or other changes to Licensed Software which are provided or to be provided as part of Anacomp's performance of warranty Service obligations or prepaid support Services pursuant to this Agreement.


     (h) "Net New Hardware" means those Anacomp XFP model ("COM") recorders acquired by EDS from Anacomp on or after the Effective Date of this Agreement.


     (i) "Products" means, individually or collectively as appropriate, Hardware, Net New Hardware, Systems, Licensed Software, Documentation, supplies, accessories, and other commodities, provided or to be provided by Anacomp pursuant to this Agreement.


     (j) "Services" includes, but is not limited to, installation, education, acceptance testing, support, maintenance, computer output to microfilm ("COM"), warranty, and time and materials services, provided or to be provided by Anacomp pursuant to this Agreement.


     (k) "Site" means geographically contiguous buildings, each of which, in whole or in part, is occupied or accessed by EDS or a customer of EDS. "Geographically contiguous" means adjacent tracts or parcels of real property separated, if at all, only by publicly dedicated rights of way or private easements.


     (l) "System" means individual Products provided or to be provided by Anacomp pursuant to this Agreement intended to be integrated and operated cooperatively.


     (m) "Warranty Period" means the period during which Anacomp is obligated to perform its warranty obligations and during which EDS will not be charged for maintenance Service. The Warranty Period is sixty (60) days on the first Net New Hardware installed at each EDS site except for Net New Hardware installed at the EDS Troy, Michigan site, which shall have a Warranty Period of ninety (90) days.


                          ARTICLE II. PURCHASE ORDERS


2.1 Preparation of Purchase Orders. Anacomp agrees that products and services which Anacomp generally makes available to other customers shall be made available to EDS under the terms and conditions of this Agreement. EDS may request information about products and services in order to prepare purchase orders and Anacomp shall promptly provide to EDS, at no charge, sufficiently detailed information which is responsive to EDS' request. From time to time and/or at EDS' request, Anacomp shall provide written information to EDS about products and services, and options related thereto, available or to be available from Anacomp.


2.2 Issuance and Acceptance of Purchase Orders. References in this Section to purchase orders also apply to alterations to Purchase Orders (as later defined in this Section). The following governs the issuance and acceptance of purchase orders under this Agreement:


     (a) EDS may issue to Anacomp written purchase orders identifying the Products and Services EDS desires to obtain from Anacomp. Each purchase order may include other terms and conditions applicable to the Products and Services ordered; such other terms shall be consistent with the terms and conditions of this Agreement, or shall be necessary to place a purchase order, such as billing and shipping information, required delivery dates, installation locations, and Charges (as later defined in this Agreement).


     (b) Anacomp shall promptly accept purchase orders by providing to EDS a written acceptance of such purchase order, or by commencing performance pursuant to such purchase order. Anacomp shall accept purchase orders which do not establish new or conflicting terms and conditions from those set forth in this Agreement. Anacomp shall also accept purchase orders incorporating terms and conditions which have been separately agreed upon in writing by authorized representatives of the parties.


     (c) Anacomp may reject a purchase order which does not meet the conditions described in subsection (b) above by promptly providing to EDS a written explanation of the reasons for such rejection. Anacomp shall accept an alteration to the originally issued purchase order if such alteration remedies the items set forth in Anacomp's written rejection.


          Purchase orders accepted in accordance with this Section are referred to as "Purchase Orders." EDS shall have no responsibility or liability for Products or Services provided without a Purchase Order.


2.3 Purchase Order Alterations. EDS may issue an alteration to a Purchase Order in order to, without limitation, (i) change a location for delivery, (ii) modify the quantity or type of Products and Services to be delivered or performed, (iii) implement any change or modification as required by or permitted in this Agreement, (iv) correct typographical or clerical errors, or (v) order Products or Services which are of superior quality, or are enhancements to or are new releases or new options of the Products or Services set forth in the Purchase Order.


2.4 Evaluation Purchase Orders. If agreed to by both parties, EDS may issue a purchase order to Anacomp for Product evaluation by EDS at no charge for an evaluation period agreed upon in advance by the parties. Anacomp shall provide the Products listed in the evaluation Purchase Order to EDS and EDS shall pay all related transportation and insurance costs. Licensed Software provided pursuant to an evaluation Purchase Order shall be protected by EDS in accordance with the non-disclosure requirements specified in this Agreement which are applicable to Licensed Software. At the conclusion of the evaluation period, EDS shall have the option to acquire such Products pursuant to this Agreement or to return such Products to Anacomp at EDS' expense without obligation to Anacomp. Products which Anacomp and EDS agree to be the subject of beta testing by EDS shall be subject to a separate agreement between the parties containing applicable beta test terms and conditions.


2.5 Cancellation of Purchase Orders. Except as otherwise agreed upon by the parties, EDS may cancel all or a portion of a Purchase Order without charge or penalty at any time prior to the scheduled delivery date of the affected Product(s)or time of performance of the Services specified in such Purchase Order; provided, however that Anacomp shall be entitled to charge EDS non-recoverable, documented and reasonable costs incurred by Anacomp as a result of such cancellation. In the event that cancellation occurs after shipment, EDS will return the Products at EDS' expense.


                ARTICLE III. PROVISION OF PRODUCTS AND SERVICES


3.1 General. EDS is entitled to obtain Products and Services for the benefit of and use by Affiliates. Such Affiliates and their respective employees are entitled to use the Products and Services in accordance with this Agreement and have and are entitled to all rights, benefits, and protections granted to EDS pursuant to this Agreement with respect to such Products and Services. However, an Affiliate shall only be entitled to obtain Products and Services directly from Anacomp pursuant to this Agreement if EDS so provides written notice to Anacomp. EDS is responsible for compliance by its Affiliates with the terms and conditions (including, without limitation, payment obligations) set forth in this Agreement. EDS and its Affiliates have the right to transfer or remarket the Products and Services to third parties.


3.2 Transportation of Product. Anacomp shall deliver Products to EDS on the delivery date set forth in the applicable Purchase Order or as otherwise agreed upon by the parties. Except as otherwise set forth in this Agreement, reasonable Charges for rigging, drayage, required packing, and transportation of Products (but not including surcharges or additional expenses due to Anacomp's failure to allow sufficient time for transportation) and required unpacking shall be paid by EDS. Unless otherwise agreed upon by the parties, the method and mode of all required rigging, drayage, packing, and transportation shall be those selected by Anacomp so long as Anacomp obtains EDS' consent prior to the use of air freight.


3.3 Title and Risk of Loss. Title to Hardware shall pass to EDS on the applicable Acceptance Date (as defined herein) of such Hardware. Except for loss of, or damage to, the Products attributable solely to the negligence of EDS, all risk of loss of, or damage to, Products shall be borne by Anacomp until receipt of delivery of such Products by EDS. Cost of freight will be added to the invoice for the applicable Hardware.


3.4 Site Preparation. If specific environmental conditions are required for installation, operation, warranty, or maintenance of Products, Anacomp shall, upon acceptance of a purchase order for the Products, provide to EDS sufficient information or Documentation which describes such required conditions, as well as provide a description of any site preparations, telecommunications lines and equipment required for use of the Products. EDS shall be responsible for taking any reasonable actions necessary to prepare the site for the Products. Upon request by EDS, Anacomp shall examine the installation location at no charge to EDS and shall notify EDS of any existing site preparation and/or environmental conditions which, if not remedied, will impact EDS' ability to receive installation, warranty, or maintenance Services.


3.5 Installation of Products. If installation is set forth in the governing Purchase Order or is included in the Charge for a Product, Anacomp shall install Products in good working order at the designated location on or before the installation date set forth in the applicable Purchase Order or as otherwise agreed upon by the parties. Installation Services shall include performance of Anacomp's usual and customary diagnostic tests to determine the operational status of the Product. Anacomp shall inform EDS of any education Services which are included with installation, and such education may be performed at a time mutually agreed upon by Anacomp and EDS.


3.6 Right to Cancel for Delays. In the event of a delay in delivery (except if caused by EDS) of all or any portion of Products listed on a Purchase Order or Products listed on a series of Purchase Orders which relate to a specific project or request for proposal (the Products listed on such series of Purchase Orders referred to as "Related Products") , or in the event of a delay in the performance of Services which is not excused in this Agreement, EDS may cancel without charge all or any portion of the Products, Related Products or Services for which delivery or performance has been so delayed. If, in EDS' reasonable opinion, the delivered Products or Related Products are not operable without the remaining undelivered Products or Related Products, EDS may, at Anacomp's expense, return any delivered Products or Related Products to Anacomp. EDS shall not be liable for any expenses incurred by Anacomp for canceled, undelivered, or returned Products or Related Products. EDS shall receive a refund of all amounts paid to Anacomp with respect to the canceled and/or returned Products, Related Products and Services. EDS shall not be entitled to apply the remedies set forth in this Section 3.6 in the event that any cancellation or delay of delivery is caused by EDS' failure to prepare the relevant site for the delivery of the Products or the Related Products.


3.7 Assignment of Right to Purchase. EDS may assign its right to purchase an item(s) of Hardware pursuant to this Agreement to a third party for lease of such Hardware to EDS, but Anacomp shall not owe any obligations to such third party lessor. In such event, all warranty and indemnification provisions of this Agreement which relate to or are applicable to the Hardware shall extend to EDS as if EDS were the original purchaser. All such purchases by such third parties are deemed, for purposes of calculating accumulated purchases and any discounts under this Agreement, to be purchases pursuant to this Agreement.


3.8 Time and Materials Services. If available from Anacomp, EDS may obtain on a time and materials basis from Anacomp consulting, development and other Services (excluding maintenance and support Services which are provided pursuant to other sections of this Agreement) agreed upon by the parties in accordance with the terms and conditions set forth below.


     (a) EDS may specify on a purchase order the names, required number and skill levels of Employees to perform Services.


     (b) During the course of performance of Services, EDS may request replacement of an Employee or a proposed Employee. In such event, Anacomp shall, within five (5) working days of receipt of such request from EDS, provide a substitute Employee of sufficient skill, knowledge, and training to perform the applicable Services. If, within the first ten (10) days after an Employee's commencement of Services, EDS notifies Anacomp that (i) such Employee's level of performance is unacceptable, (ii) such Employee has failed to perform as required, or
          (iii) such Employee, in EDS' sole but reasonable opinion, lacks the skill, knowledge or training to perform at the required level, then Anacomp agrees that EDS shall not be required to pay for Services provided by such Employee during such period and Anacomp shall refund to EDS all amounts paid for such Employee's Services. If EDS requests replacement of an Employee for the above-referenced reasons after such ten (10) day time period, or at any time for a reason other than the reasons indicated above, EDS shall not be required to pay for, and shall be entitled to a refund of, any sums paid to Anacomp for such Employee' s Services after the date of EDS' requested replacement of such Employee.


     (c) Anacomp shall not replace, without EDS' consent (which shall not be unreasonably withheld), an Employee then currently performing Services until the governing Purchase Order expires or is terminated; however, Anacomp may replace, without EDS' consent, an Employee for reasons relating to the Employee's termination with Anacomp, promotion, illness, death, or causes beyond Anacomp's control.


     (d) EDS shall reimburse Anacomp for reasonable expenses incurred by Employees in the performance of Services (if requested by Anacomp in advance and approved by EDS) which are related to travel, lodging, and meals; such expenses shall be reimbursed in accordance with EDS' guidelines for its own employees. A copy of such guidelines is attached hereto as Exhibit H.


     (e) Anacomp shall establish and shall retain, for a period of three (3) years following the performance of time and materials Services, records which adequately substantiate the applicability and accuracy of Charges for such Services and related expenses to EDS. Upon receipt of reasonable advance notice from EDS, Anacomp shall produce such records for audit by EDS.


     (f) Purchase Orders for Services provided or to be provided under this Section may be canceled at any time without charge or penalty, upon written notice to Anacomp, except that EDS agrees to pay Anacomp any direct, verifiable, non-recoverable and reasonable costs incurred by Anacomp as a result of such cancellation and any amounts due for Services rendered.


3.9 Services in General. In connection with the performance of any Services pursuant to this Agreement:


     (a) Unless a specific number of Employees is set forth in the governing Purchase Order, Anacomp warrants it will provide sufficient Employees to complete the Services ordered within the applicable time frames established pursuant to this Agreement or as set forth in such Purchase Order.


     (b)  Anacomp   warrants  that  Employees  shall  have   sufficient   skill,
          knowledge, and training to perform Services and that the Services shall be performed in a professional and workmanlike manner.


     (c) Employees performing Services in the United States must be United States citizens or lawfully admitted in the United States for permanent residence or lawfully admitted in the United States holding a visa authorizing the performance of Services on behalf of Anacomp.


     (d) Anacomp warrants that all Employees utilized by Anacomp in performing Services will maintain the confidentiality of information of Anacomp's customers and if such Employee is not a full-time employee whose work is considered a "work for hire" under Section 101 of the United States Copyright Code, such Employee is under a written obligation to Anacomp requiring Employee to assign all of Employee's right, title, and interest to Anacomp in and to any Work Product which is developed, prepared, conceived, made, or suggested by such Employee while providing Services on behalf of Anacomp.


     (e) Anacomp shall require Employees providing Services at an EDS location to comply with applicable EDS security and safety regulations and policies.


     (f) Anacomp shall provide for and pay the compensation of Employees and shall pay all taxes, contributions, and benefits (such as, but not limited to, workers' compensation benefits) which an employer is required to pay relating to the employment of employees. EDS shall not be liable to Anacomp or to any Employee for Anacomp's failure to perform its compensation, benefit, or tax obligations. Anacomp shall indemnify, defend and hold EDS harmless from and against all such taxes, contributions and benefits and will comply with all associated governmental regulations, including the filing of all necessary reports and returns .


     (g) Unless prohibited by law, Anacomp shall allow EDS or its designated third party to conduct a background investigation and drug screening ("Investigation") of any Employee performing Services in the United States, Canada and Mexico if EDS intends to provide the Employee with unescorted access to an EDS location. In connection with such Investigation EDS shall provide to Anacomp a standard form authorizing the Investigation and Anacomp shall promptly secure the completion of such form by the Employee. Any and all information obtained in connection with an Investigation of any Employee or acquired or made known during such Investigation shall be deemed confidential and shall not be revealed to persons without a bona fide need to know. If, after reviewing the results of an Investigation, EDS elects not to accept an Employee for performance of Services under this Agreement, Anacomp agrees to not utilize such Employee in the performance of Services . EDS shall waive the Investigation for an Employee if Anacomp provides EDS with written confirmation that: (i) Anacomp has conducted a reasonable background and drug screening investigation of such Employee with satisfactory results, or (ii) the Employee has been employed with Anacomp for at least five (5) years in good standing.


3.10 Further Acts. During and subsequent to the term of this Agreement, Anacomp shall do, or cause to be done, all such further acts and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, any and all further documentation or assignments as EDS may reasonably require to evidence or perfect EDS' ownership or or right to use, as the case may be, the Products.


3.11 Time of Performance. Time is expressly made of the essence with respect to each and every term and provision of this Article.


3.12 EDS Business Practices . Anacomp shall comply with the EDS Business Practices set forth in Exhibit A.


3.13 Hardware Support and Maintenance Services . Hardware support and maintenance Services provided or to be provided by Anacomp pursuant to this Agreement shall also be subject to the terms and conditions set forth in Exhibit C.


3.14 Education Services. Education Services (as later defined) provided or to be provided by Anacomp pursuant to this Agreement shall also be subject to the terms and conditions set forth in Exhibit F.


3.15 National Account Management. Upon the Effective Date of this Agreement, Anacomp will provide a dedicated National Account Management Team. The National Account Management Team will also serve as the EDS Implementation Team for the purpose of providing assessment, analysis and implementation of Anacomp Products and Services wherever desired by EDS.


                       ARTICLE IV. PROVISION OF HARDWARE

4.1 Acceptance of Hardware. EDS shall accept Hardware or System on the date (the "Acceptance Date") when necessary Documentation has been received and such Hardware or System performs in accordance with and/or conforms to its Applicable specifications. In the event the hardware or System does not so perform and/or conform, EDS may (i) continue to test the Hardware or System with the assistance of Anacomp, (ii) permit Anacomp to repair or replace the item of Hardware or System at no additional expense to EDS, or (iii) return the Hardware or System and related Documentation to Anacomp, at Anacomp's expense and without liability to Anacomp, and any amounts paid by EDS for the Hardware or System and Documentation shall be refunded by Anacomp to EDS. Acceptance of Hardware or System does not waive any warranty rights provided in this Agreement for such Hardware or System.
     Prior to  returning  the  Hardware  or System to  Anacomp,  EDS will permit
     Anacomp two (2) days to evaluate the Hardware or System and to issue a return authorization.

4.2 Performance and Reliability Testing. In addition to the warranties set forth in this Agreement and to the acceptance testing described in the previous Section, new Hardware or System models, types, or releases not previously installed or successfully tested by EDS (but specifically excluding XFP 2000 model COM recorders) ("New Hardware") must complete a thirty (30) working day performance and reliability testing period. If New Hardware does not perform in accordance with its Applicable Specifications for at least ninety-five percent (95%) of EDS' normal working hours during such testing period following the actual installation date of the New Hardware, then EDS shall so inform Anacomp in writing. Within ten (10) days of receipt of such notice, Anacomp shall, at EDS' option (i) repair or replace the unacceptable New Hardware at no additional cost to EDS, or (ii) accept the return of the New Hardware and refund to EDS any amounts paid by EDS for such New Hardware, including delivery and return transportation costs and expenses. If EDS elects (i) above, the repaired or replacement New Hardware shall be subject to the performance and reliability tests set forth in this Section. For purposes of New Hardware, "Acceptance Date" shall mean the date upon which New Hardware satisfactorily completes the performance and reliability test described in this Section.

4.3 Support. Maintenance, and Spare Parts Availability. Anacomp warrants and represents that necessary and appropriate support and maintenance, spare parts, and engineering changes shall be available for the Hardware for a period of five (5) years from the date Anacomp discontinues manufacturing the Hardware or System. EDS shall be entitled to purchase such support, maintenance, and spare parts at the then current or other commercially reasonable charges therefor.


4.4 Duplication of Documentation. EDS may duplicate Documentation, at no additional charge, for EDS' use or for use by a customer of EDS in connection with the provision of Hardware or Systems so long as all required proprietary markings are retained on all duplicated copies.


                   ARTICLE V. PROVISION OF LICENSED SOFTWARE


5.1 Acceptance of Licensed Software. EDS shall accept delivered copy(ies) of Licensed Software on the date (the "Acceptance Date") when all necessary Documentation has been received and the Licensed Software performs in accordance with and/or conforms to its Applicable Specifications. In the event Licensed Software does not so perform, EDS may (i) continue to test the Licensed Software with the assistance of Anacomp, (ii) permit Anacomp to repair or replace the Licensed Software at no additional expense to EDS, or (iii) return the Licensed Software and Documentation to Anacomp, at Anacomp's expense and without liability to Anacomp, and any amounts paid by EDS for the Licensed Software and Documentation shall be refunded by Anacomp to EDS. Acceptance of Licensed Software does not waive any warranty rights provided in this Agreement for the Licensed Software.


5.2 Grant of License. For each item of Licensed Software received by EDS, Anacomp grants EDS and EDS has a worldwide, nonexclusive, non-transferable (except as set forth in Section 5.3 below), irrevocable (subject to any termination provision set forth in this Agreement), license to use, execute, store, and display the object code version of the Licensed Software, on behalf of EDS and customers of EDS for whom EDS is providing the applicable Hardware and will operate it for the customer in accordance with paragraph (d) below (a "License") in accordance with the type of License selected and in accordance with the terms and conditions of this Agreement. The term of a License shall be perpetual unless otherwise specified in Exhibit B. A Purchase Order shall designate the type of License which is selected; if a Purchase Order fails to designate the type of License desired, then such License shall be deemed to be a CPU Software License (as later defined in this Section).


     (a) A "CPU Software License" permits EDS to use the Licensed Software on any single computer (which may include more than one central processing unit) or item of equipment ("CPU") and to copy the Licensed Software as necessary for archival, maintenance, disaster recovery testing, or back-up purposes. If EDS desires to run parallel operations in the process of conducting a disaster recovery test or transferring operations from one CPU to another CPU, EDS may operate the Licensed Software on two (2) CPUs for the period of time reasonably necessary to complete the disaster recovery test or transfer.


     (b) A "Site Software License" permits EDS to use the Licensed Software at the Site designated in the Purchase Order and to copy the Licensed Software as necessary for dissemination at the Site and for archival, maintenance, disaster recovery testing, or back-up purposes. Notwithstanding the foregoing, the Licensed Software may be used at other than the designated Site, if (i) the designated Site cannot be used, (ii) the designated Site is replaced or changed by EDS, or (iii) EDS provides Anacomp with prior written notice. If EDS desires to run parallel operations in the process of conducting a disaster recovery test or transferring operations from one site to another Site, EDS may operate the Licensed Software at two (2) Sites for the period of time reasonably necessary to complete the disaster recovery test or transfer.


     (c) A "Network Software License" permits EDS to use the Licensed Software on any single computer, file server, or item of equipment which may be accessed by multiple, networked devices (collectively hereinafter referred to as the "Network"). Portions of the Licensed Software may be downloaded as appropriate for use by the devices on the Network. If EDS desires to run parallel operations in the process of conducting a disaster recovery test or transferring operations from one Network to another Network, EDS may operate the Licensed Software on two (2) Networks for the period of time reasonably necessary to complete the disaster recovery test or transfer.


     (d) Any License granted under this Agreement permits EDS to (i) use Licensed Software for its corporate purposes including, but not limited to, providing services to or processing data of customers of EDS, providing remote access to the Licensed Software, and performing disaster recovery, disaster testing, and backup as EDS deems necessary, and (ii) use and copy Licensed Software and use, copy, and modify Documentation for the purpose of creating and using training materials relating to the Licensed Software, which training materials may include flow diagrams, system operation schematics, or screen prints from operation of the Licensed Software. Access to and use of the Licensed Software by customers of EDS shall be considered authorized use under this Section so long as such use is in conjunction with EDS' provision of services to, or EDS' processing the data of, such customers, and so long as any such customers are bound by obligations of confidentiality.


     The governing License also includes the right to use the source code version of Licensed Software in accordance with the terms and conditions of such License and the Section of this Agreement titled "Provision of Source Code."


5.3 Transfer of Licensed Software. During the performance or upon termination of a contract with an EDS customer or upon any transfer of equipment incorporating Licensed Software to an EDS customer, the Licensed Software will be licensed directly by Anacomp to such customer in accordance with the terms and conditions of Anacomp's standard software license agreement or as agreed upon by Anacomp and such customer. A one-time transfer Charge as set forth in Exhibit B will be applied. If Licensed Software or equipment incorporating Licensed Software is transferred to an Affiliate, the License will be assigned to the Affiliate at no additional charge. EDS shall have no further liability or responsibility with respect to such transferred or assigned Licensed Software.


     If the Licensed Software is transferred to any other third party (i.e., other than an Affiliate or an EDS customer) , the Licensed Software will be licensed directly by Anacomp to such third party in accordance with the terms and conditions of Anacomp's standard software license agreement or as agreed upon by Anacomp and such third party. Any transfer of the Licensed Software to any other third party shall be at Anacomp's then-standard license fees. EDS shall have no further liability or responsibility with respect to such Licensed Software


5.4 Ownership of Licensed Software and Modifications. The Licensed Software shall be and remain the property of Anacomp or third parties which have granted Anacomp the right to license the Licensed Software and EDS shall have no rights or interests therein except as set forth in this Agreement.


5.5 Proprietary Markings. EDS shall not remove or destroy any proprietary markings or proprietary legends placed upon or contained within the Licensed Software.


5.6  Duplication  of   Documentation.   EDS  may  duplicate   Licensed  Software
     Documentation, at no additional charge, for EDS' use or for use by a customer of EDS in connection with the provision of Licensed Software so long as all required proprietary markings are retained on all duplicated copies.


5.7 Non-Disclosure. During the term of a License, EDS will treat the Licensed Software with the same degree of care and confidentiality which EDS provides for similar information belonging to EDS which EDS does not wish disclosed to the public, but not less than reasonable care. This provision shall not apply to Licensed Software, or any portion thereof, which is (i) already known by EDS without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of EDS, (iii) rightfully received from a third party without obligation of confidentiality, (iv) disclosed without similar restrictions by Anacomp to a third party, (v) approved by Anacomp for disclosure, or (vi) required to be disclosed pursuant to a requirement of a governmental agency or law so long as EDS provides Anacomp with timely prior written notice of such requirement. It will not be a violation of this Section if (A) EDS provides access to and the use of the Licensed Software to third parties providing services to EDS so long as EDS secures execution by such third parties of a confidentiality agreement as would normally be required by EDS, or (B) EDS independently develops software which is similar to Licensed Software, so long as such independent development is substantiated by written documentation.


5.8 Licensed Software Support Services. The support Services set forth below for the Licensed Software shall be provided by Anacomp to EDS during the Warranty Period at no charge to EDS. Thereafter, such support Services shall be provided by Anacomp, upon EDS' request, for either a fixed or open-ended term, at the applicable Charges set forth in Exhibit B, upon the terms contained in the next Section. EDS may discontinue such support Services at any time by providing sixty (60) days' advance written notice to Anacomp. If such support Services were provided by Anacomp for an open-ended term, EDS shall promptly receive a refund of pre-paid support Charges which reflects the amount for discontinued support Services after the effective date of the notice. If EDS discontinues such support Services for the Licensed Software, then EDS will no longer be entitled to receive the Corrections, Improvements and Updates (as defined below for all three terms), except as provided to other customers of Anacomp which have also discontinued support Services.


     (a) Anacomp shall promptly notify EDS of any defects, errors or malfunctions ("Defects") in the Licensed Software or Documentation of which Anacomp becomes aware from any source and shall promptly provide to EDS modified versions of Licensed Software or Documentation which incorporate corrections of any Defects ("Corrections"). Anacomp shall also provide to EDS all operational and support assistance necessary to cause Licensed Software to perform in accordance with its Applicable Specifications and remedial support designed to provide a by-pass or temporary fix to a Defect until the Defect can be permanently corrected. Anacomp shall use its best efforts to respond to requests from EDS for Licensed Software support in a manner and time frame which are reasonably responsive considering the nature and severity of the Defect which gave rise to such request.


     (b) For so long as EDS receives support Services from Anacomp with respect to the Licensed Software, Anacomp shall provide to EDS at no charge, all upgrades, modifications, improvements, enhancements, extensions, and other changes to Licensed Software developed by Anacomp ("Improvements") and all updates to the Licensed Software necessary to cause the Licensed Software to operate under new versions or releases of the Licensed Software's current operating system(s) ("Updates") which are generally made available to other customers of Anacomp. EDS shall have the option to implement any Improvement or Update and any failure by EDS to so implement shall not affect EDS' right to continue to receive support and maintenance Services.


     (c) Anacomp shall provide toll-free telephone hot-line support between 8:00 a.m. and 5:00 p.m.. Pacific Time, at the applicable maintenance location. In addition, Anacomp shall provide to EDS, at the request of EDS and at Anacomp's then current established charges therefor, additional telephone hot-line support for up to twenty-four (24) hours per day, seven (7) days per week.


     (d)  Anacomp   shall   provide  to  EDS  any   revisions  to  the  existing
          Documentation developed for the Licensed Software or necessary to reflect all Corrections, Improvements, or Updates.


     (e) Anacomp shall make Licensed Software training available to persons designated by EDS to the extent agreed upon by the parties.


     (f) If the applicable Charge for Licensed Software is payable on a periodic basis, and such Charge includes provision of support Services, and if Anacomp fails to provide the support Services described above, then EDS' Charge for the affected Licensed Software shall be immediately reduced to reflect such failure by subtracting that portion of the Charge allocable to the provision of support Services.


5.9  Provision of Source Code.


     (a) Anacomp acknowledges and agrees that EDS' ability to utilize adequately Licensed Software would be seriously jeopardized in the event Anacomp fails to maintain or support such Licensed Software unless complete Licensed Software source code and related Documentation were made available to EDS for EDS' use in satisfying EDS' maintenance and support requirements. Therefore, Anacomp agrees that if Anacomp ceases to make available maintenance or support Services for the Licensed Software, or if Anacomp ceases business operations generally or has transferred all or substantially all of its assets or obligations set forth in this Agreement to a third party which has not assumed all of the obligations of Anacomp set forth in this Agreement, then Anacomp or its authorized escrow agent will provide to EDS one copy of the most current version of the source code for the Licensed Software.


     (b) In order to ensure compliance with the foregoing, Anacomp will promptly and continuously update and supplement the source code as necessary with all revisions, Corrections, enhancements, and other changes developed for the Licensed Software. Upon request by EDS, Anacomp will deposit in escrow with an escrow agent acceptable to EDS and pursuant to a mutually acceptable escrow agreement supplemental to this Agreement, a copy of the source code which corresponds to the most current version of the Licensed Software in use by EDS. Anacomp shall pay all fees of the escrow agent for services provided. Such source code shall be in a form suitable for reproduction and use by computer and photocopy equipment, and shall consist of a full source language statement of the program or programs comprising the Licensed Software and complete program maintenance Documentation which comprise the pre-coding detail design specifications, and all other material necessary to allow a reasonably skilled programmer or analyst to maintain and enhance the Licensed Software without the assistance of Anacomp or reference to any other materials. EDS may use source code received under this Section as necessary to modify, maintain, and update the Licensed Software.


     (c) If Anacomp currently maintains or enters into an escrow agreement for the Licensed Software source code for the benefit of other customers of Anacomp, then Anacomp shall provide to EDS a current copy of such escrow agreement within ten (10) days of EDS' request and if such existing escrow agreement is acceptable to EDS, Anacomp shall include EDS as a third party beneficiary of such escrow agreement at no charge to EDS. In such case, the existing escrow agreement shall be considered a supplemental agreement to this Agreement. If such existing escrow agreement is not acceptable to EDS, and EDS and Anacomp elect not to enter into a separate escrow agreement, EDS and Anacomp shall enter into an amendment to such existing escrow agreement which provides mutually acceptable terms and conditions; at a minimum, such terms and conditions shall allow EDS to conduct an audit of, or shall require that the escrow agent conduct an audit of, the copy of source code in escrow to ensure that such copy meets the requirements established in this Section. Anacomp's entry into, or failure to enter into, an agreement with an escrow agent or to deposit the described materials in escrow shall not relieve Anacomp of its obligations to EDS described in this Section.


     (d) If, as a result of an event of default as described in paragraph (a) above, Anacomp fails to provide required support Services, then any periodic license fee which EDS is required to pay under this Agreement for Licensed Software shall be reduced to reflect such lack of support Services. At such time as Anacomp commences offering the support Services described in this Agreement for Licensed Software, EDS may obtain such support Services as provided for elsewhere in this Agreement.


5.10 Acquisition of Third Party Software. If EDS has acquired software products from a third party and rights to such software products are subsequently acquired by Anacomp (whether through purchase of the third party in whole or in part, through purchase of the software products, through acquisition of the rights to market the software, or through any other means), then EDS shall have the option of (i) continuing to use the software products under the original license agreement with such third party at no additional charge to EDS other than applicable fees identified in such license agreement, or (ii) using the software products under the terms and conditions of this Agreement.


5.11 Software from an Authorized Third Party. If EDS acquires Anacomp's software products from a value added reseller, dealer, distributor, or other Anacomp authorized third party provider or if the Licensed Software is embedded in software products acquired from a third party, Anacomp agrees that, at EDS' option, such products shall be deemed to have been acquired under this Agreement.


              ARTICLE VI. WARRANTIES, INDEMNITIES, AND LIABILITIES


6.1  Warranty. Anacomp represents and warrants that::


     (a) Anacomp has not and will not enter into agreements or commitments which are inconsistent with or conflict with the rights granted to EDS in this Agreement;


     (b) Except for any security interest established by EDS under this Agreement, and any third party ownership rights in the Licensed Software, the Products are and shall be free and clear of all liens and encumbrances, and EDS shall be entitled to use the Products without disturbance;


     (c) No portion of the Products contain, at the time of delivery, any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus," or other computer software routines or hardware components designed to (i) permit access or use of either the Products or EDS' computer systems by Anacomp or a third party not authorized by this Agreement, (ii) disable, damage or erase the Products or data, or
          (iii) perform any other such actions;


     (d) The Products and the design thereof shall not contain preprogrammed preventative routines or similar devices which prevent EDS from exercising the rights set forth in Article V of this Agreement or from utilizing the Products for the purpose for which they were designed;


     (e) Each Product (i) shall be new and free from defects in manufacture, materials, and design (except that Hardware and Systems which are acquired by EDS through a lease or rental arrangement may be "like new"), (ii) shall be manufactured in a good and workmanlike manner using a skilled staff fully qualified to perform their respective duties, and (iii) shall function properly under ordinary use and operate in conformance with their Applicable Specifications and Documentation for the applicable Warranty Period; and


     (f) The Products are, and shall continue to be, data, program, and upward compatible with any other micrographics Products available or to be available from Anacomp so that data files created for a Product can be utilized without adaptation of the other Products and so that programs written for Products will operate on the other Products and not result in the need for alteration, emulation, or other loss of efficiency. In addition, each Product is, and shall continue to be, compatible with other Products provided by Anacomp and each Product contained within a Anacomp-provided system shall be fully integrated, compatible, and operable with all other micrographics Products contained within such system. Anacomp shall provide to EDS at least ninety (90) days prior written notice to discontinue any Product.


     During the Warranty Period, Anacomp will provide warranty Service to EDS at no additional cost and will include all Services, parts, or replacement Products necessary to enable Anacomp to comply with the warranties set forth in this Agreement. Anacomp shall pass through to EDS any manufacturers' warranties which Anacomp receives on the Products and, at EDS' request, Anacomp shall enforce such warranties on EDS' behalf. Anacomp agrees that EDS shall be entitled to pass through to Product end users any warranties received from Anacomp for such Products pursuant to this Agreement.


6.2  Proprietary  Rights  Indemnification.  Anacomp represents and warrants that
     (i) at the time of delivery to EDS, no Product provided under this Agreement is the subject of any litigation that will adversely affect such Product or EDS' use thereof ("Litigation"), and (ii) Anacomp has all right, title, ownership interest, licensing, and/or marketing rights necessary to provide the Products to EDS and that each License, the Products and their sale, license, and use hereunder and that the performance of the Services do not and shall not directly or indirectly violate or infringe upon any copyright, patent, trade secret, or other proprietary or intellectual property right of any third party or contribute to such violation or infringement ("Infringement"). Anacomp shall indemnify and hold EDS and Product end users and their respective successors, officers, directors, employees, and agents harmless from and against any and all actions, claims, losses, damages, liabilities, awards, costs, and expenses (including legal fees) resulting from or arising out of any Litigation, any breach or claimed breach of the foregoing warranties, or which is based on a claim of an Infringement and Anacomp shall defend and settle, at its expense, all suits or proceedings arising therefrom. EDS shall inform Anacomp of any such suit or proceeding against EDS and EDS shall have the right to participate in the defense of any such suit or proceeding at its expense and through counsel of its choosing. Anacomp shall notify EDS of any actions, claims, or suits against Anacomp based on an alleged Infringement of any party's intellectual property rights in and to the Products. In the event an injunction is sought or obtained against use of a Product or in EDS' opinion is likely to be sought or obtained, Anacomp shall promptly, at its option and expense, either (A) procure for EDS and Product end users the right to continue to use the infringing Product as set forth in this Agreement, or (B) replace or modify the infringing Product to make its use non-infringing while being capable of performing the same function without degradation of performance. If these options may only be executed by Anacomp at an unreasonable cost, then Anacomp may require EDS to discontinue use of the Product and return to EDS the price paid to Anacomp for the Product.


6.3 Cross Indemnification. In the event any act or omission of a party or its employees, servants, agents, or representatives causes or results in (i) damage to or destruction of property of the other party or third parties, and/or (ii) death or injury to persons including, but not limited to, employees or invitees of either party, then such party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, damages, demands, liabilities, costs, and expenses, including reasonable attorneys' fees and expenses, resulting therefrom. The indemnifying party shall pay or reimburse the other party promptly for all such damage, destruction, death, or injury.


6.4 Anacomp Indemnity. Anacomp shall indemnify, defend, and hold EDS and EDS' successors, officers, directors, employees, and agents harmless from and against any and all actions, claims, losses, damages, liabilities, awards, expenses (including reasonable attorney's fees), and costs (collectively, "Claims") resulting from or arising out of (i) Anacomp's performance or non-performance of Services, (ii) the hiring, termination or other personnel action taken by Supplier with respect to any Employee who is assigned to provide Services (including, without limitation, any claims for severance benefits), and (iii) any action or conduct taken or engaged in by any person that is associated with Anacomp and is assigned by Anacomp to provide Services (including, without limitation, the disclosure by such person of the Confidential Information (as later defined) of EDS, Affiliates, and customers of EDS and Affiliates.


6.5 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS AGREEMENT FOR ANY AMOUNTS REPRESENTING LOSS OF PROFITS, LOSS OF BUSINESS OR INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES OF THE OTHER PARTY. THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION, DEFENSE AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT.

6.6 Insurance. During the term of this Agreement, Anacomp shall at all times maintain at its own cost the following minimum insurance coverage with a financially solvent insurance company and, upon request of EDS, shall furnish certificates evidencing the following insurance: (i) workers' compensation as required by the laws of the state where Services are to be performed; (ii) employer's liability insurance at a limit of not less than One Hundred Thousand Dollars ($100,000) each accident, Five Hundred Thousand Dollars ($500,000) disease policy limit, and One Hundred Thousand Dollars ($100,000) each employee disease limit; (iii) commercial general liability insurance (occurrence basis form and automobile liability coverage) with a minimum of One Million Dollars ($1,000,000) combined single limit per occurrence, insuring Anacomp from claims for personal injury (including bodily injury and death) and property damage which may arise from or in connection with (A) the performance of Services or from the provision of Products hereunder, or (B) from or out of any negligent act or omission of Anacomp, its officers, directors, agents or employees; in connection with such commercial general liability and automobile liability policies, EDS shall be named an additional insured and Anacomp's insurer shall be required by Anacomp to notify EDS of any material change or cancellation of these coverages before expiration of these policies; and
     (iv) any other insurance coverage which EDS considers reasonably necessary or appropriate under the circumstances of the applicable Purchase Order, which requirement for insurance shall be communicated to Anacomp in a reasonable time prior to or concurrently with the purchase order for which such coverage is required.


     In the event Anacomp fails to provide the required continuous insurance coverage, EDS may charge Anacomp and Anacomp shall pay EDS, EDS' actual expense incurred in purchasing similar protection or a reasonable estimate thereof and the value of any claims, actions, damages, liabilities, costs, and expenses paid by EDS which would not have been paid by EDS if Anacomp had complied with the requirements of this Section.


6.7 Survival of Article VI. The provisions of this Article VI shall survive the term or termination of this Agreement for any reason.


                       ARTICLE VII. PAYMENTS TO SUPPLIER


7.1 Charges, Prices, and Fees for Products and Services. Charges, prices, and fees ("Charges") and discounts, if any, for Products and Services shall be determined as set forth in Exhibit B, in a Purchase Order, or as otherwise agreed upon by the parties, unless modified as set forth in this Agreement. Where a change in an established Charge for Products or Services is provided for in this Agreement, Supplier shall give to EDS at least ninety
     (90) days'prior written notice of such change. Any increase in a Charge shall not occur during the first twenty-four (24) months of this Agreement. After such twenty-four (24) month period, any increase in a Charge shall
     (i) not occur unless a minimum of twelve (12) months has elapsed since the effective date of the previously established Charge, (ii) not exceed five percent (5%) of such Charge, and (iii) be applicable only to COM Services, film, microfilm chemicals, and support Services.


7.2 Auto Payment . This Section shall apply to Purchase Orders identified as being subject to automatic payment by EDS.


     (a) Single Payment for Recurring Charges. All Charges which are due and payable on a monthly, annual or other periodic basis for Products and Services ("Recurring Charges") shall be paid by EDS on the same date of the month for each month that such Charges are due (the "Remit Date") . The initial payment for a Recurring Charge shall be made on the first Remit Date after the Applicable Event provided that such Applicable Event occurs at least five (5) days prior to the first Remit Date. An "Applicable Event" is the event set forth in a Purchase Order that initiates payment of Charges (such as the installation, receipt, or acceptance of the Product; or the commencement or completion of Services) . If the Applicable Event occurs less than five (5) days prior to the first Remit Date, the initial payment for such Recurring Charge shall be made on the following Remit Date, and EDS shall not be subject to interest or penalties as a result of such late payment.


     (b) Payment for Other Charges. Except for Recurring Charges, or unless otherwise agreed to by the parties in writing, all payments due Anacomp for Products and Services shall be paid within thirty (30) days after the date of the Applicable Event .


     (c) Invoices Required Under Auto Payment. Anacomp must send EDS an invoice to receive payment for any amounts due for any Charges which are payable and have not been identified on the applicable Purchase Order which is subject to automatic payment.


     (d) Reconciliation . From time to time, at either party's prior written request, the other party shall assist with the reconciliation of the payments made by EDS to Anacomp.


7.3 Payment Through Invoicing . This Section applies to Purchase Orders issued by EDS which are not identified as being subject to automatic payment or to any invoice received by EDS from Anacomp as permitted by this Agreement .


(a) Except as otherwise set forth in this Agreement, any undisputed sum due to Anacomp pursuant to this Agreement shall be payable within thirty (30) days after receipt by EDS of a correct invoice therefor from Anacomp. Anacomp shall invoice EDS on or after the applicable Acceptance Date for the Products covered by such invoice . Periodic payments, if any, due to Anacomp pursuant to this Agreement shall be invoiced at the beginning of the period to which they apply. Payment for any other Services shall be invoiced as agreed upon by the parties or, in the absence of an agreement, upon completion of such Services.


(b) A "correct" invoice shall contain (i) Anacomp's name and invoice date, (ii) the specific Purchase Order number, if applicable, (iii) description, including serial number as applicable, price, and quantity of the Products or Services actually delivered or rendered, (iv) credits (if applicable),
     (v) name (where applicable), title, phone number, and complete mailing address of responsible official to whom payment is to be sent, and (vi) other substantiating documentation or information as may reasonably be required by EDS from time to time. A correct invoice must be submitted to the appropriate invoice address listed on the applicable Purchase Order.


7.4  Taxes.


     (a) To the extent that any taxes are due and payable based upon EDS' purchases of Products or Services pursuant to this Agreement, including federal excise tax, state and local sales or use taxes, or amounts in lieu thereof paid or payable by Anacomp in respect of the foregoing, then EDS agrees to pay or reimburse Anacomp for all such taxes. EDS shall not have any obligation to pay any franchise taxes, privilege, gross receipts, or excise taxes imposed on or payable by Anacomp, or any taxes based on the net income of Anacomp.


     (b) Anacomp agrees to reasonably cooperate with EDS to minimize any applicable tax, and shall make available to EDS, and any taxing authority, all information, records, or documents relating to any audits or assessments attributable to or resulting from the payment process. Anacomp shall indemnify and hold EDS harmless from and against any taxes, additions to taxes, penalties, interest, fees, or other expenses, if any, incurred by EDS as a result of, or attributable to (i) Anacomp's failure to verify taxability of a purchase, or (ii) Anacomp's failure to correctly calculate or remit taxes in a timely manner.


     (c) Upon written notification by EDS and subsequent verification by Anacomp, Anacomp shall reimburse or credit, as applicable, EDS in a timely manner, for any and all taxes erroneously paid by EDS to Anacomp.


     (d) Anacomp shall provide EDS with the list of states and their respective registration numbers where Anacomp is qualified and registered to collect sales/use taxes in all of the taxing jurisdictions within that state. If such written notification is not received by EDS from Anacomp, then EDS shall remit the appropriate tax directly to the taxing authority. Anacomp shall promptly notify EDS of any additional jurisdictions to which Anacomp may qualify and register to collect sales/use taxes.


                            ARTICLE VIII. TERMINATION


8.1 Termination for Cause. Except as provided below by the section of this Agreement titled "Termination for Non-Payment," in the event that either party materially or repeatedly defaults in the performance of any of its duties or obligations set forth in this Agreement, and such default is not substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, then the party not in default may, by giving written notice thereof to the defaulting party, terminate the applicable License or Purchase Order relating to such default as of a date specified in such notice of termination.


8.2 Termination for Insolvency or Bankruptcy. Either party may immediately terminate this Agreement and any Purchase Order by giving written notice to the other party in the event of (i) the liquidation or insolvency of the other party, (ii) the appointment of a receiver or similar officer for the other party, (iii) an assignment by the other party for the benefit of all or substantially all of its creditors, (iv) entry by the other party into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or (v) the filing of a meritorious petition in bankruptcy by or against the other party under any bankruptcy or debtors' law for its relief or reorganization.


8.3 Termination for Non-payment. Anacomp may terminate a Purchase Order, or any portion thereof, if EDS fails to pay when due any undisputed amounts due pursuant to such Purchase Order and such failure continues for a period of thirty (30) days after the last day payment is due, so long as Anacomp gives EDS written notice of the expiration date of the aforementioned thirty (30) day period at least thirty (30) days prior to the expiration date.


8.4 Termination of Software License. EDS may terminate any License for any reason by providing written notice to Anacomp. If EDS elects to so terminate a License, EDS shall return to Anacomp or, at EDS' option, destroy, all copies of the Licensed Software and Documentation in EDS' possession which are the subject of the terminated License, except as may be necessary for archival purposes. In such event, Anacomp shall refund to EDS a prorated amount of any prepaid charges for support Services for the Licensed Software.


8.5 Rights Upon Termination. Unless specifically terminated as set forth in this Article, all Licenses (and EDS' right to use the Licensed Software in accordance with such Licenses) and Purchase Orders which require performance or extend beyond the term of this Agreement shall, at EDS' option, be so performed and extended and shall continue to be subject to the terms and conditions of this Agreement.


                           ARTICLE IX. MISCELLANEOUS


9.1 Binding Nature, Assignment, and Subcontracting. This Agreement shall be binding on the parties and their respective successors in interest and assigns, but neither party shall have the power to assign this Agreement without the prior written consent of of the other party, which consent shall not be unreasonably withheld. If Anacomp subcontracts or delegates any of its duties or obligations of performance in this Agreement or in a Purchase Order to any third party, Anacomp shall remain fully responsible for complete performance of all of Anacomp's obligations set forth in this Agreement or in such Purchase Order and for any such third party's compliance with the non-disclosure and confidentiality provisions set forth in this Agreement.


9.2 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.


9.3 Headings. The Article and Section headings used in this Agreement are for reference and convenience only and shall not enter into the interpretation hereof.


9.4 Authorized Agency. From time to time and at any time, EDS may assume operational responsibility for products acquired directly or indirectly from Anacomp by third parties which become customers or Affiliates, or which are acquired by EDS, after the Effective Date.


     (a) With respect to such customers, and immediately upon execution of a contract between EDS and a customer, the products acquired from Anacomp by such customer shall be governed by the terms and conditions of this Agreement and EDS may use such products in accordance with this Agreement at no additional charge to EDS or its customer, provided, however, that any software obtained from Anacomp by such customer may only be used by EDS on behalf of that customer. With respect to each such customer, Anacomp, EDS and the customer shall execute an access agreement authorizing EDS' use of the products. Such access agreement shall be in a form substantially similar to the Third Party System Access Agreement attached to this Agreement as Exhibit D.


     (b) With respect to any such Affiliate, and upon Anacomp's receipt of written notice from EDS and such Affiliate, the license or other agreement governing the use and support of such products shall automatically be deemed to have been assigned to EDS, provided, however, that such assigned license or other agreement shall be superseded by, and the use and support of the products shall be governed by, the terms and conditions of this Agreement.


     (c) With respect to any third party with which EDS either (i) buys, leases, or otherwise acquires all or a substantial part of the assets or business of such third party, or (ii) consolidates with or merges with said third party, the license or other agreement governing the use and support of such products shall automatically be deemed to have been assigned to EDS. At that time, EDS may supersede such assigned license or other agreement with the terms and conditions of this Agreement, in which case the use and support of the products shall be governed by the terms and conditions of this Agreement, or EDS may elect to have the assigned license or other agreement continue to govern the use of such products.


9.5 Relationship of Parties. Anacomp is performing pursuant to this Agreement only as an independent contractor. Anacomp has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed its obligations set forth in this Agreement, except as otherwise agreed upon by the parties. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between Anacomp and EDS. Anacomp shall not act or attempt to act or represent itself, directly or by implication, as an agent of EDS or Affiliates or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of, EDS or Affiliates.


9.6 Confidentiality. Anacomp acknowledges that in the course of performance of its obligations pursuant to this Agreement, Anacomp may obtain confidential and/or proprietary information of EDS or Affiliates or customers. "Confidential Information" includes: information relating to development plans, costs, finances, marketing plans, equipment configurations, data, access or security codes or procedures utilized or acquired, business opportunities, names of customers, research, and development; the terms, conditions and existence of this Agreement; any information designated as confidential in writing or identified as confidential at the time of disclosure if such disclosure is confirmed within thirty (30) days; and any copies of the prior categories or excerpts included in other materials created by the recipient party. Anacomp hereby agrees that all Confidential Information communicated to it by EDS, Affiliates, or customers, whether before or after the Effective Date, shall be and was received in strict confidence, shall be used only for purposes of this Agreement, and shall not be disclosed by Anacomp, its agents or employees without the prior written consent of EDS. This provision shall not apply to Confidential Information which is (i) already known by Anacomp without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of Anacomp, (iii) rightfully received from a third party (other than an EDS customer or an Affiliate) without obligation of confidentiality, (iv) disclosed without similar restrictions by EDS to a third party (other than an EDS customer or an Affiliate) , (v) approved by EDS for disclosure, or (vi) required to be disclosed pursuant to a requirement of a governmental agency or law so long as Anacomp provides EDS with timely prior written notice of such requirement. Except with respect to Licensed Software, which shall be governed by the section of this Agreement titled "Non-Disclosure," information received by EDS from Anacomp shall only be considered proprietary and/or confidential after a separate agreement in the form of Exhibit E, attached hereto, has been executed by a duly authorized representative of each party for the specific purpose of disclosing such information. The provisions of this Section shall survive the term or termination of this Agreement for any reason.


9.7 Media Releases. Except for any announcement intended solely for internal distribution by Anacomp or any disclosure required by legal, accounting, or regulatory requirements beyond the reasonable control of Anacomp, all media releases, public announcements, or public disclosures (including, but not limited to, promotional or marketing material) by Anacomp or its employees or agents relating to this Agreement or its subject matter, or including the name, trade name, trade mark, or symbol of EDS or any Affiliate, shall be coordinated with and approved in writing by EDS prior to the release thereof. Anacomp shall not represent directly or indirectly that any Product or Service provided by Anacomp to EDS has been approved or endorsed by EDS or include the name, trade name, trade mark, or symbol or EDS or any Affiliate on a list of Anacomp's customers without EDS' express written consent.


9.8 Dispute Resolution. In the event of any disagreement regarding performance under or interpretation of this Agreement and prior to the commencement of any formal proceedings, the parties shall continue performance as set forth in this Agreement and shall attempt in good faith to reach a negotiated resolution by designating a representative of appropriate authority to resolve the dispute.


9.9 Electronic Communications. If Anacomp and EDS mutually agree, business communications between the parties, including, but not limited to, purchase orders, invoices, and payment may be submitted electronically. In such case, the parties shall mutually agree in writing upon supplemental terms and conditions, including technical standards, for the electronic exchange of such items.


9.10 Proposals and Special Projects. EDS may request a written proposal, quote, or bid from Anacomp for the provision of Products and/or Services for a specific EDS project which may be governed by separately negotiated terms and conditions. In such event, any Products and Services obtained for such project shall be deemed for purposes of calculating accumulated purchases and any discounts set forth in this Agreement, to have been obtained pursuant to this Agreement.


9.11 Governmental Customers. If approved in advance by Anacomp on a case-by-case basis, this Agreement shall apply to the acquisition of Products or Services for use in or in support of the performance of, or resale under, a contract with a federal, state, county, or local governmental entity (a "Governmental Customer"). Anacomp and EDS may negotiate in good faith a supplemental agreement incorporating required flow-down provisions or other provisions relating to, applicable to, or required by such Governmental
     Customer or the proposed contract between EDS and such Governmental Customer, all of which flow-down provisions EDS will provide in advance to Anacomp. EDS acknowledges that Anacomp as a matter of business practice will be unable to accept many of the flow-down provisions and may choose to decline the provision of Products and Services for such governmental agencies that require them. All Products and Services obtained pursuant to this Section shall be deemed for purposes of calculating accumulated purchases and any discounts set forth in this Agreement, to have been obtained pursuant to this Agreement.


9.12 International Business. This Agreement shall apply to the acquisition of Products and Services for use in or in support of the performance or resale of Products and Services in countries outside the United States and its territories. Anacomp and EDS and/or their respective agents, distributors, or affiliates authorized to conduct business in such countries may negotiate in good faith supplemental agreements incorporating further terms and conditions required by local law. All Products and Services obtained pursuant to this Section shall be deemed for purposes of calculating accumulated purchases and any discounts set forth in this Agreement, to have been obtained pursuant to this Agreement.


9.13 Compliance with Laws. In the performance of Services or the provision of Products pursuant to this Agreement, Anacomp shall comply with the requirements of all applicable laws, ordinances, and regulations of the United States or any state, country, or other governmental entity. In particular, Anacomp agrees to comply with Executive Order No. 11246, as amended by Executive Order No. 11375, the Vietnam Era Veterans Readjustment Assistance Act of 1974, the Rehabilitation Act of 1973, the Immigration Reform and Control Act of 1986, and the Americans With Disabilities Act. This Section incorporates by reference all provisions required by such laws, orders, rules, regulations, and ordinances. Anacomp shall indemnify, defend, and hold EDS harmless from and against any and all claims, actions, or damages arising from or caused by Anacomp's failure to comply with the foregoing.


9.14 Labor. Anacomp shall reasonably comply with any labor jurisdictions applicable to Anacomp's performance pursuant to this Agreement and shall reasonably cooperate with EDS in resolving any disputes resulting from any jurisdictional or labor claims or stoppages. Upon request by Anacomp, EDS shall provide to Anacomp clarification and guidelines regarding relationships with labor and Anacomp's responsibilities with respect thereto.


9.15 Export. Neither party shall export any Products or information protected hereunder by an obligation of confidentiality from the United States, either directly or indirectly, without first obtaining a license or clearance as required from the U.S. Department of Commerce or other agency or department of the United States Government.

9.16 Notices. Wherever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be deemed given when delivered in hand, when mailed by registered or certified mail, return receipt requested, postage prepaid, or when sent by a third party courier service where receipt is verified by the receiving party's acknowledgment, and addressed as follows:

In the case of EDS:

Electronic Data Systems Corporation
5400 Legacy Drive
Plano, Texas  75024
Attn:  Manager, Contracts Administration


In the case of Anacomp:

Anacomp, Inc.
2115 Monroe Dr. NE
Atlanta, GA  30324-4832
Attn: Vice President and
         Corporate Counsel

Copy to:

Anacomp, Inc.
12365 Crosthwaite Circle M-3690
Poway, CA 92150
Attn: Vice-President of Business
Development


Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective; first class, postage prepaid, mail shall be acceptable for provision of change of address notices.


9.17 Force Majeure. The term "Force Majeure" shall be defined to include fires or other casualties or accidents, acts of God, severe weather conditions, strikes or labor disputes, war or other violence, or any law, order, proclamation, regulation, ordinance, demand, or requirement of any governmental agency.


     (a) A party whose performance is prevented, restricted, or interfered with by reason of a Force Majeure condition shall be excused from such performance to the extent of such Force Majeure condition so long as such party provides the other party with prompt written notice describing the Force Majeure condition and takes all reasonable steps to avoid or remove such causes of nonperformance and immediately continues performance whenever and to the extent such causes are removed.


     (b) If, due to a Force Majeure condition, the scheduled time of delivery or performance is or will be delayed for more than thirty (30) days after the scheduled date, the party not relying upon the Force Majeure condition may terminate, without liability to the other party, the Purchase Order or any portion thereof covering the delayed Products or Services. If delayed Products are intended to be a part of a Anacomp-provided System for which some Products have been delivered, then EDS may terminate without liability the Purchase Order relating to such entire System. Anacomp shall remove delivered Products from EDS' premise at no charge to EDS and shall refund any amounts paid by EDS, less reasonable rental for past use.


     (c) If a Force Majeure condition or other delay by Anacomp causes EDS to terminate its business relationship with a third party for whom delayed Products were ordered and EDS has no alternative use for the Products after using reasonable efforts to relocate or otherwise utilize the Products, then EDS may terminate the applicable Purchase Order and Anacomp shall refund to EDS all amounts paid thereunder.


9.18 Severability. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If that is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.


9.19 Waiver. Any waiver of this Agreement or of any covenant, condition, or agreement to be performed by a party under this Agreement shall (i) only be valid if the waiver is in writing and signed by an authorized representative of the party against which such waiver is sought to be enforced, and (ii) apply only to the specific covenant, condition or agreement to be performed, the specific instance or specific breach thereof and not to any other instance or breach thereof or subsequent instance or breach.


9.20 Remedies. All remedies set forth in this Agreement, or available by law or equity shall be cumulative and not alternative, and may be enforced concurrently or from time to time.


9.21 Survival of Terms. Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.


9.22 Nonexclusive Market and Purchase Rights. It is expressly understood and agreed that Anacomp is EDS' first source and primary provider of micrographics Products and Services. However, this Agreement does not grant to Anacomp an exclusive right to provide to EDS any or all of the Products and Services and shall not prevent EDS from developing or acquiring from other suppliers products or services similar to the Products and Services. Nevertheless, EDS management will participate in a formal communication and Implementation Plan in which EDS employees will be provided guidelines and direction related to the acquisition of micrographics Products and Services from Anacomp. Anacomp agrees that acquisitions by EDS pursuant to this Agreement shall neither restrict the right of EDS to cease acquiring nor require EDS to continue any level of such acquisitions. Estimates or forecasts furnished by EDS to Anacomp prior to or during the term of this Agreement shall not constitute commitments.


9.23 GOVERNING  LAW.  THE  RIGHTS  AND  OBLIGATIONS  OF THE  PARTIES  UNDER THIS
     AGREEMENT SHALL NOT BE GOVERNED BY THE PROVISIONS OF THE 1980 UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS. RATHER THESE RIGHTS AND OBLIGATIONS SHALL BE GOVERNED BY THE LAWS, OTHER THAN CHOICE OF LAW RULES, OF THE STATE OF TEXAS.


9.24 Entire Agreement. This Agreement constitutes the entire and exclusive statement of the agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed in the Agreement. This Agreement shall not be amended except by a written agreement signed by both parties. All exhibits, documents, and schedules referenced in this Agreement or attached to this Agreement, and each Purchase Order are an integral part of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and any such exhibits, documents, or schedules, the terms of this Agreement shall be controlling unless otherwise stated or agreed. In the event of a conflict between the terms and conditions of this Agreement and a Purchase Order issued in accordance with Article II, the Purchase Order shall be controlling with respect to those transactions covered by that Purchase Order. Any other terms or conditions included in any shrink-wrap license agreements, quotes, invoices, acknowledgments, bills of lading, or other forms utilized or exchanged by the parties shall not be incorporated in this Agreement or be binding upon the parties unless the parties expressly agree in writing or unless otherwise provided for in this Agreement. The parties agree that as of the Effective Date, this Agreement supersedes in all respects the Prior Agreements, such Prior Agreements are terminated (except any provisions that need to survive and any claims which arose under the Prior Agreements shall survive such termination) and any and all products and services obtained under such Prior Agreements be deemed to have been obtained by EDS under the terms and conditions of this Agreement


     IN WITNESS WHEREOF, Anacomp and EDS acknowledge that each of the provisions of this Agreement were expressly agreed to and have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.


ELECTRONIC DATA SYSTEMS CORPORATION         ANACOMP, INC.

By:  /s/ H. M. Gleason                      By:  /s/T. Randy Simmons

Printed Name:  H. M. Gleason                Printed Name:  T. Randy Simmons

Title:  Corp VP                             Title:  President, US Group

Date:  8/22/96                              Date:  Aug. 22, 1996

                                            Fed. Tax ID #: